(m)(2)(i)

AMENDED SCHEDULE 1

with respect to the

AMENDED AND RESTATED

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

for

ING SERIES FUND, INC.

CLASS B SHARES

Series	Maximum Combined Distribution and Service Fees
(as a percentage of average daily net assets)
ING Alternative Beta Fund	1.00%

ING Capital Allocation Fund	1.00%

ING Core Equity Research Fund	1.00%

ING Corporate Leaders 100 Fund	1.00%

ING Global Target Payment Fund	1.00%

ING Index Plus LargeCap Fund	1.00%

ING Index Plus MidCap Fund	1.00%

ING Index Plus SmallCap Fund	1.00%

ING Money Market Fund	1.00%

ING Small Company Fund	1.00%

Last Updated on: December 15, 2011